Exhibit 3.16

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 FM 08/28/2013
FILED 01:24PM 08/28/2013
SRV 131033787-3490515 FTLE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	LoyaltyCO, LLC

2.	The Certificate of formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company formed hereby is Clover MarketPlace, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 28 day of August, A.D. 2013.

		By:	/s/Gregory A. Piel
Authorized Person(s)

		Name:	Gregory A. Piel
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